Western Digital Corporation
ID: 33-0956711
3355 Michelson Drive, Suite 100
Irvine, CA 92612

Notice of Grant of Stock Option
and Option Agreement - Non-Executives

Name                            Option No.: #######
Address Line 1                        Plan:    2004 Performance Incentive Plan
City, State Zip                        ID: ####

Congratulations! Effective <<date>>, you have been granted a(n) <<option type>> to buy <<number>> shares of Western Digital Corporation stock at <<$ option price>> per share. The option was granted under the Amended and Restated 2004 Performance Incentive Plan (the “Plan”).1

Vesting:

Shares1        Vest Type    Full Vesting    Expiration Date2

Your option is subject to the terms and conditions of this Notice, the attached Standard Terms and Conditions for Stock Options - Non-Executives (including any special terms and conditions set forth in any appendices attached hereto) (collectively, the “Standard Terms”), and the Plan. By accepting the option, you are agreeing to the terms of the option as set forth in those documents. You should read the Plan, the Prospectus for the Plan, and the Standard Terms. The Standard Terms and the Plan are each incorporated into (made a part of) this Notice by this reference. You do not have to accept your option. If you do not agree to the terms of your option, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator.

A copy of the Plan, the Prospectus for the Plan, and the Standard Terms have been provided to you. If you need another copy of any of these documents, or if you would like to confirm that you have the most recent version, you may obtain another copy in the Company Library on the E*TRADE website. These documents are also available on the Western Digital Intranet site under Legal.

1.
The number of shares subject to the option and the per-share exercise price of the option are subject to adjustment under Section 7.1 of the Plan (for example, and without limitation, in connection with stock splits).

2.	The option is subject to early termination under Section 5 of the attached Standard Terms and Conditions for Stock Options.

Western Digital Corporation 3355 Michelson Drive, Suite 100
Irvine, California 92612 Telephone 949 672-7000

STANDARD TERMS AND CONDITIONS FOR STOCK OPTIONS - NON-EXECUTIVES
Amended and Restated 2004 Performance Incentive Plan

1.	Option Subject to Amended and Restated 2004 Performance Incentive Plan.

The option (the "Option") referred to in the attached Notice of Grant of Stock Option and Option Agreement (the "Notice") was issued under Western Digital Corporation's (the "Corporation's") Amended and Restated 2004 Performance Incentive Plan (the "Plan"). The Option is subject to the terms and provisions of the Notice, these Standard Terms and Conditions for Stock Options (including any special terms and conditions set forth in any appendices attached hereto) (collectively, these “Standard Terms”), and the Plan. To the extent any information in the Notice, the prospectus for the Plan, or other information provided by the Corporation conflicts with the Plan and/or these Standard Terms, the Plan or these Standard Terms, as applicable, shall control. To the extent any terms and provisions in these Standard Terms conflict with the terms and provisions of the Plan, the Plan shall control. The holder of the Option is referred to herein as the "Participant." Capitalized terms not defined herein have the meanings set forth in the Plan.

Unless otherwise expressly provided in other sections of these Standard Terms, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the grant date of the Option.

2.	Option Agreement.

The Notice and these Standard Terms, together, constitute the Option Agreement with respect to the Option pursuant to Section 5.3 of the Plan.

3.	Type of Stock Option

The Notice indicates whether the Option is intended to qualify as an incentive stock option (an “ISO”) under the Internal Revenue Code of 1986, as amended (the "Code"), or is a nonqualified stock option (an option that is not an ISO). ISOs are subject to additional requirements under the Code as generally described in Section 5.1 of the Plan. If the aggregate fair market value of the shares with respect to which ISOs (whether granted under the Option or otherwise) first become exercisable by the Participant in any calendar year exceeds $100,000, as measured on the applicable option grant dates and as determined in accordance with Code Section 422 and the regulations promulgated thereunder, the limitations of Section 5.1.2 of the Plan shall apply and to such extent the Option will be rendered a nonqualified stock option.

4.	Vesting

The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth in the Notice. The first vesting installment of the Option shall be a fixed installment covering the number of shares, and vesting on the fixed vesting date, set forth in the first line of the Notice under “Vesting.” In each case, the Option is subject to earlier termination in accordance with Section 5.

The Option may be exercised only to the extent it is vested and exercisable. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option as provided in Section 5. Fractional share interests shall be disregarded, but may be cumulated.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 6 below or under the Plan.

5.	Expiration of Option
The Option shall expire and the Participant shall have no further rights with respect thereto upon the earliest to occur of (a) the termination of the Option as provided in Section 6 below, (b) the termination of the Option as provided in Section 7.4 of the Plan, or (c) the Expiration Date set forth in the Notice. The Option may not be exercised at any time after a termination or expiration of the Option.

6.	Termination of Employment, Total Disability or Death

The Option shall be exercisable by the Participant (or his or her permitted successor in interest) following the Participant's termination of employment only to the extent provided below in this Section 6. Except as provided in Section 6(f) below, the last day that the Participant is employed by the Corporation or a Subsidiary prior to a period of non-employment by any such entity is referred to as the Participant’s “Severance Date.” In each case described below, the Option shall be subject to earlier termination as contemplated by Section 5.

(a)    Termination of Employment Generally. In the event the Participant ceases to be an employee of the Corporation or any of its Subsidiaries for any reason (other than a termination of employment by the Corporation or one of its Subsidiaries for Cause (as defined below), due to the Participant’s death or Retirement (as defined below), or at a time when the Participant is Totally Disabled (as defined below)), the Option shall, to the extent that it is not vested and exercisable on the Participant’s Severance Date, terminate effective immediately following the Participant’s Severance Date and, to the extent that the Option is exercisable by the Participant on the Participant’s Severance Date, it may be exercised by the Participant at any time within three months following the Participant’s Severance Date. The Option, to the extent exercisable for the three-month period following the Participant’s Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-month period.

(b)    Total Disability. In the event that the Participant ceases to be an employee of the Corporation or any of its Subsidiaries at a time when the Participant is Totally Disabled and is not eligible to Retire, the Option shall, to the extent that it is not vested and exercisable on the Participant’s Severance Date, terminate effective immediately following the Participant’s Severance Date. In such circumstances, or in the event that the Participant incurs such a Total Disability within not more than three months of the Participant’s Severance Date if the termination of the Participant’s employment was for any reason other than a termination of employment by the Corporation or one of its Subsidiaries for Cause, the Option may, to the extent the Option was exercisable by the Participant on the Participant’s Severance Date, be exercised by the Participant (or, if the Participant is then incapacitated, by the Participant's personal representatives, heirs, or legatees) at any time during the one-year period following the Participant’s Severance Date. The Option, to the extent exercisable for the one-year period following the Participant’s Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the one-year period. For purposes of the Option, “Total Disability” (which term shall include “Totally Disabled”) means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(c)    Death. If the Participant dies while he or she is an employee of the Corporation or any of its Subsidiaries, the Option (to the extent outstanding and not previously vested and exercisable) shall vest and become exercisable on the Participant’s Severance Date and shall continue to be exercisable by the Participant’s personal representatives, heirs or legatees, as applicable, at any time during the three-year period following the Participant’s Severance Date. The Option, to the extent exercisable for the three-year period following the Participant’s Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-year period.

(d)    Retirement. If the Participant Retires from the Corporation or one of its Subsidiaries, the Option (to the extent outstanding and not previously vested and exercisable) shall vest and become exercisable on the Participant’s Severance Date and shall continue to be exercisable by the Participant (or if the Participant is then deceased, by the Participant’s personal representatives, heirs or legatees, as applicable) at any time during the three-year period following the Participant’s Severance Date. The Option, to the extent exercisable for the three-year period following the Participant’s Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-year period. Notwithstanding the foregoing, in the event a Retired Participant provides services to a competitor of the Corporation or any of its Subsidiaries as an employee, consultant, director, officer, representative, independent contractor or otherwise, or otherwise competes with the business of the Corporation or its Subsidiaries (in each case as determined by the Administrator its sole discretion), the Option, to the extent not previously exercised, shall immediately terminate. In addition, in such event the Corporation shall have the right to recover any profits realized by such Retired Participant as a result of any exercise of the Option during the six-month period prior to the date such Retired Participant commenced providing such services to a competitor. For this purpose, the Participant shall be deemed to have “Retired” (which term shall include “Retirement,” “Retire” and “Retires”) if the Participant retires from employment with the Corporation or one of its Subsidiaries for any reason other than Cause after satisfying all of the following at the time of such retirement: (i) the Participant is at least 65 years of age, (ii) the Participant’s age plus total years of continuous service with the Corporation or any of its Subsidiaries (as determined by the Administrator in its sole discretion) totals at least 75, and (iii) the Participant has five (5) or more years of continuous service with the Corporation or any of its Subsidiaries (as determined by the Administrator in its sole discretion) ending on the date of such retirement. For purposes of calculating “age plus total years of continuous service” under clause (ii) above, fractional years shall be disregarded but may be cumulated (so that, by way of example only, a Participant who is age 65 and 6 months with 9 years and 6 months of continuous service would satisfy the requirements of clause (ii), while a Participant who is age 65 and 6 months with 9 years and 5 months of continuous service would not satisfy the requirements of clause (ii)). For purposes of calculating the Participant’s “years of continuous service” under clause (ii) or clause (iii) above, in no event shall the Participant accrue more than one year of service with respect to any period of twelve consecutive months (that is, concurrent employment by both the Corporation and one or more of its Subsidiaries, or by multiple Subsidiaries, for a month shall not be counted as more than one month of service).

(e)    Termination for Cause. Notwithstanding the foregoing provisions of this Section 6, if the Participant's employment with the Corporation or any of its Subsidiaries is terminated by the Corporation or one of its Subsidiaries for Cause, the Option (whether or not all or any portion of such Option is then vested and exercisable) shall immediately terminate effective immediately following the Participant’s Severance Date. For these purposes, the term “Cause” shall mean the occurrence or existence of any of the following with respect to the Participant, as determined by the Administrator or its delegate or delegates in its or their sole discretion:

(i)    the Participant’s conviction by, or entry of a plea of guilty or nolo contendre in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved;

(ii)    whether prior or subsequent to the date hereof, the Participant’s willful engaging in dishonest or fraudulent actions or omissions;

(iii)    the Participant’s failure or refusal to perform his or her duties as reasonably required by his or her employer;

(iv)    negligence, insubordination, violation by the Participant of any duty (loyalty or otherwise) owed to the Corporation, one or more of its Subsidiaries, or any of their respective affiliates, or any other misconduct on the part of the Participant;

(v)    the repeated non-prescription use of any controlled substance, or the repeated use of alcohol or any other non-controlled substance which in the Administrator’s (or its delegate’s or delegates’) reasonable determination interferes with the Participant’s service as an officer or employee of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;

(vi)    sexual harassment by the Participant that has been reasonably substantiated and investigated;

(vii)    involvement in activities representing conflicts of interest with the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;

(viii)    improper disclosure of confidential information;

(ix)    conduct endangering, or likely to endanger, the health or safety of another employee;

(x)    falsifying or misrepresenting information on the records of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;

(xi)    the Participant’s physical destruction or theft of substantial property or assets of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;

(xii)    breach of any policy of, or agreement with, the Corporation, one or more of its Subsidiaries, or any of their respective affiliates applicable to the Participant or to which the Participant is otherwise bound.

(f)    Continuation of Services. If the Participant’s employment with the Corporation or any of its Subsidiaries terminates (regardless of the reason) but, immediately thereafter, the Participant continues to render services to the Corporation or any of its Subsidiaries as an employee, director or consultant, such Participant’s Severance Date for purposes of the Option shall not be the date such Participant’s employment terminates, but instead shall be the last day that the Participant either is employed by or actually renders services to the Corporation or any of its Subsidiaries. As provided in Section 6.1 of the Plan, the Administrator shall be the sole judge for purposes of the Option of whether the Participant continues to render services the Corporation or its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

(g)    Exercise Period for ISOs. Notwithstanding any post-termination exercise period provided for herein or in the Plan, the Option will qualify as an ISO only if it is exercised within the applicable exercise periods for ISOs under, and meets all of the other requirements of, the Code. If the Option is not exercised within the applicable exercise periods for ISOs or does not meet such other requirements, the Option will be rendered a nonqualified stock option.

7.	Exercise of Option

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

•
a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

•
payment in full for the purchase price (the per-share exercise price of the Option multiplied by the number of shares to be purchased) in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in shares of Common Stock already owned by the Participant, valued at their fair market value on the exercise date;

•	any written statements or agreements required by the Administrator pursuant to Section 8.1 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 8.5 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator.

The Option will qualify as an ISO only if it meets all of the applicable requirements of the Code.

8.	Nontransferability

The Option and any other rights of the Participant under this Option Agreement or the Plan are nontransferable and exercisable only by the Participant, except as set forth in Section 5.7 of the Plan. For purposes of clarity, the Administrator has not authorized any transfer exceptions as contemplated by Section 5.7.2 of the Plan.

9.	No Right to Employment

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.

10.	Rights as a Stockholder

Neither the Participant nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest or privilege in or to any shares of Common Stock subject to the Option except as to such shares, if any, as shall have been actually issued to such person and recorded in such person’s name following the exercise of the Option or any portion thereof.

11.	Notices

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government, or for non-U.S. employees, the government of the country where the Participant is working and/or residing. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12.	Arbitration

Any controversy arising out of or relating to this Option Agreement (including these Standard Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy or claim arising out of or related to the Option or the Participant’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Option Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable U.S. state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. By accepting the Option, the Participant consents to all of the terms and conditions of this Option Agreement (including, without limitation, this Section 12).

13.	Governing Law

This Option Agreement, including these Standard Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable United States federal law.

14.	Severability

If the arbitrator selected in accordance with Section 12 or a court of competent jurisdiction determines that any portion of this Option Agreement (including these Standard Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Option Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Option Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any order striking any portion of this Option Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

15.	Entire Agreement

This Option Agreement (including these Standard Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

16.	Section Headings

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.    Appendix

The Option shall be subject to any additional terms and conditions for non-U.S. employees set forth in Appendix A attached hereto (“Appendix A”) and any special terms and conditions for Participant’s country set forth in Appendix B attached hereto (“Appendix B”). Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Option Agreement.

18.    Imposition of Other Requirements

The Corporation reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.    Clawback Policy

The Option is subject to the forfeiture and clawback provisions of Section 8.14(a) of the Plan.

20.    No Advice Regarding Grant

The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Option (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Option and any shares that may be acquired upon exercise of the Option). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Option Agreement) or recommendation with respect to the Option. Except for the withholding rights contemplated by Section 8.5 of the Plan, the Participant is solely responsible for any and all tax liability that may arise with respect to the Option and any shares that may be acquired upon exercise of the Option.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES

1.	Terms of Plan Participation for Non-U.S. Participants

The Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Option Agreement, govern the Participant’s participation in the Plan if the Participant is working or resident in a country other than the United States. The Participant further understands that the Participant’s participation in the Plan also will be subject to any terms and conditions for the Participant’s country set forth in Appendix B attached hereto. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Option Agreement.

2.	Tax Consequences, Withholding, and Liability
The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Participant’s employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and this Option and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant agrees, prior to any relevant taxable or tax withholding event, as applicable, to make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employer, or their respective agents, at the Corporation’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the methods set forth in Section 8.5 of the Plan. In addition, the Participant authorizes withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization without further consent).

Depending on the withholding method, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the exercised Options, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items.

The Participant further agrees to pay to the Corporation or the Employer, any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

3.	Nature of Grant

By accepting the Option and any shares of Common Stock, the Participant acknowledges, understands and agrees that:
(a)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if a stock option has been granted in the past;

(b)all decisions with respect to future stock options or other grants, if any, will be at the sole discretion of the Corporation;

(c)the Option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(d)the Option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of the Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employer or any Subsidiary;

(e)the future value of the shares of Common Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(f)if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(g)if the Participant exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Corporation, the Employer or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Corporation, the Employer and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)unless otherwise provided in the Plan or by the Corporation in its discretion, the Option and the benefits evidenced by the Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and

(j)neither the Corporation, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

4.	Data Privacy

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Option Agreement and any other grant materials by and among, as applicable, the Corporation, the Employer and any other Subsidiary for the exclusive purpose (“Data”) of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Corporation and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of the Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data may be transferred to E*TRADE Financial Corporation Services, Inc. or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Corporation, the Corporation’s broker, administrative agents, and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Corporation will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Corporation would not be able to grant the Options or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative. Finally, upon request of the Corporation, the Participant agrees to provide an executed data privacy consent form to the Corporation (or any other agreements or consents that may be the required by the Corporation) that the Corporation may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

5.	No Advice Regarding Grant

The Corporation is not providing any tax, legal, or financial advice, nor is the Corporation making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the shares of Common Stock subject to the Options. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

6.	Electronic Delivery and Acceptance

The Participant agrees that the Corporation may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or the Options. Further, the Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or by a third party designated by the Corporation.

7.	Insider Trading/ Market Abuse Laws

By participating in the Plan, the Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to the Participant). Further, the Participant acknowledges that the Participant’s country may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan (e.g., acquiring or selling shares of Common Stock) and that the Participant is solely responsible for complying with such laws or regulations.

8.	Foreign Asset/Account Reporting

The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

9.	Language

If the Option Agreement or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.